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                                                                    Exhibit 99.1

                             [On Company Letterhead]



                                                    FOR IMMEDIATE RELEASE


                           Contact: Martin L. Weissman




            MARKET AMERICA INC. BOARD ACCEPTS MANAGEMENT BUYOUT OFFER



Greensboro, NC (11 January, 2002)


         Market America Inc. (OTC Bulletin Board: MARK) announced today that it had accepted a previously announced proposal to take the company private at a stock price of $8.00 per share. The proposal is from a management group led by President and Chief Executive Officer, James H. Ridinger. The transaction is subject to the approval of a majority of shares held by Market America's unaffiliated shareholders. Mr. Ridinger holds approximately 77% of Market America's common stock.

         The Board of Directors of Market America has authorized the preparation of an agreement and plan of merger as well as proxy materials for a special meeting of shareholders for consideration of the proposed merger. The Board of Directors plans to schedule the special meeting for June 2002, subject to clearance of proxy materials by the U.S. Securities and Exchange Commission.

         With headquarters in Greensboro, North Carolina, the company markets a wide range of consumer-oriented products and services through a network of over 80,000 Independent Distributors and UnFranchise(R) Owners in the United States, Canada, Puerto Rico, Guam and the Bahamas, with planned expansion into Australia and New Zealand. Its product lines currently include health and nutrition, personal and home care products, customized cosmetics and more.